Exhibit 1(gg)

FAM VARIABLE SERIES FUNDS, INC.

ARTICLES OF AMENDMENT

FAM VARIABLE SERIES FUNDS, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The Corporation desires to amend its charter as currently in effect.  As of immediately before the amendment to the Corporation’s charter described below, the shares of common stock of each Series of the Corporation, par value $0.10 per share (the “Common Stock”), are divided into classes having the following designations: Class I Common Stock, Class II Common Stock and Class III Common Stock.

SECOND:   Pursuant to Section 2-605 of the Maryland General Corporation Law, the charter of the Corporation is hereby amended by renaming each Series of the Corporation as set forth below:

Current Name of Series	New Name of Series

Mercury American Balanced V.I. Fund	BlackRock Balanced Capital V.I. Fund
Mercury Basic Value V.I. Fund	BlackRock Basic Value V.I. Fund
Mercury Core Bond V.I. Fund	BlackRock Bond V.I. Fund
Mercury Domestic Money Market V.I. Fund	BlackRock Money Market V.I. Fund
Mercury Fundamental Growth V.I. Fund	BlackRock Fundamental Growth V.I. Fund
Mercury Global Growth V.I. Fund	BlackRock Global Growth V.I. Fund
Mercury Global Allocation V.I. Fund	BlackRock Global Allocation V.I. Fund
Mercury Government Bond V.I. Fund	BlackRock Government Income V.I. Fund
Mercury High Current Income V.I. Fund	BlackRock High Income V.I. Fund
Mercury Index 500 V.I. Fund	BlackRock S&P 500 Index V.I. Fund
Mercury Large Cap Core V.I. Fund	BlackRock Large Cap Core V.I. Fund
Mercury Large Cap Growth V.I. Fund	BlackRock Large Cap Growth V.I. Fund
Mercury Large Cap Value V.I. Fund	BlackRock Large Cap Value V.I. Fund
Mercury Value Opportunities V.I. Fund	BlackRock Value Opportunities V.I. Fund
Mercury Utilities and Telecommunications V.I. Fund	BlackRock Utilities and Telecommunications V.I. Fund
Mercury International Value V.I. Fund	BlackRock International Value V.I. Fund

THIRD:   These Articles of Amendment have been approved by a majority of the entire Board of Directors of the Corporation and are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law and are therefore made without action by the stockholders.

FOURTH:   The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

FIFTH:   As amended hereby, the Corporation’s charter shall remain in full force and effect.

SIXTH:  These Articles of Amendment shall be effective as of the 29th day of September, 2006.

IN WITNESS WHEREOF, FAM VARIABLE SERIES FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of the 13th day of September, 2006.

FAM VARIABLE SERIES, INC.

By: /s/ Donald C. Burke Donald C. Burke, Vice President

Witness:

/s/ Alice A. Pellegrino
Alice A. Pellegrino, Secretary

THE UNDERSIGNED, Vice President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies, as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

/s/ Donald C. Burke Donald C. Burke, Vice President